Consolidated Condensed Statements of Current and Retained Earnings
Lowe's Companies, Inc. and Subsidiary Companies
Dollars In Thousands, Except Per Share Data

                                                    Three months ended                          For the year ended
                                          January 31, 1994      January 31, 1993      January 31, 1994      January
Current Earnings                          Amount   Percent      Amount   Percent      Amount  Percent       Amount
___________________________________________________________________________________________________________________
Net sales                             $1,145,828    100.00    $910,298    100.00  $4,538,001    100.00  $3,846,418

Cost of sales                            866,811     75.65     700,961     77.00   3,456,717     76.17   2,945,753

Gross margin                             279,017     24.35     209,337     23.00   1,081,284     23.83     900,665

Expenses:

Selling, general and administrative      191,437     16.71     157,628     17.33     717,028     15.82     642,799

Store opening costs                       12,585      1.10       2,934      0.32      29,251      0.64      10,983

Depreciation                              22,136      1.93      18,956      2.08      80,530      1.77      69,820

Employee retirement plans                  7,781      0.68       7,623      0.84      37,873      0.83      35,572

Interest                                   6,074      0.53       3,682      0.40      18,278      0.40      15,599




Total expenses                           240,013     20.95     190,823     20.97     882,960     19.46     774,773



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                                                                         &F


Pre-tax earnings                          39,004      3.40      18,514      2.03     198,324      4.37     125,892

Income tax provision                      13,271      1.15       6,191      0.68      66,538      1.47      41,172

Net earnings                             $25,733      2.25     $12,323      1.35    $131,786      2.90     $84,720
___________________________________________________________________________________________________________________
Shares outstanding (weighted average)    148,099               146,255               147,398               146,152

Earnings per share                         $0.17                 $0.08                 $0.89                 $0.58
___________________________________________________________________________________________________________________
Retained earnings
___________________________________________________________________________________________________________________
Balance at beginning of period          $576,968              $482,555              $489,033              $425,526
Net earnings                              25,733                12,323               131,786                84,720
Cash dividends                            (5,915)               (5,838)              (23,571)              (21,153)
Stock Split                                  (22)                   (7)                 (484)                  (60)
Balance at end of period                $596,764              $489,033              $596,764              $489,033

___________________________________________________________________________________________________________________
See accompanying notes to consolidated condensed financial statements.

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